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Contact:
Harry W. Wilcox                                 Pamela S. DeMala
Sr. VP Business Development and CFO             Director, Public Affairs
Cambridge NeuroScience, Inc.                    Boehringer Ingelheim
(617) 225-0600 ext. 119                         (203) 798-4700

                                                Michelle L. Linn
                                                Manager
                                                Feinstein Partners Inc.
                                                (617) 577-8110

FOR IMMEDIATE RELEASE
- ---------------------

    CAMBRIDGE NEUROSCIENCE AND BOEHRINGER INGELHEIM INITIATE PIVOTAL TRIAL OF
                              CERESTAT(1) IN STROKE

            - SECOND PIVOTAL TRIAL OF CERESTAT INITIATED THIS YEAR -

CAMBRIDGE, MASSACHUSETTS, JULY 16, 1996 -- Cambridge NeuroScience, Inc. (Nasdaq: CNSI) and its partner Boehringer Ingelheim announced today that they have initiated a pivotal trial of the efficacy of CERESTAT- in stroke patients. This international trial is planned to enroll 900 patients and will compare two doses of CERESTAT to placebo in patients who have had a stroke within the prior six hours. This is the second pivotal trial of CERESTAT to begin in 1996, and the second indication for which efficacy is being assessed. Earlier this year the partners initiated a Phase III trial of CERESTAT in 700 patients with traumatic brain injury. The stroke trial, which is being managed by Boehringer Ingelheim, will be conducted at approximately 100 sites in the United States, Canada, Australia, and South Africa.

      Cambridge NeuroScience and Boehringer Ingelheim entered into a collaboration in March of 1995 to jointly develop CERESTAT for stroke and traumatic brain injury. Under the terms of the collaborative agreement, Boehringer Ingelheim pays for at least 75% of the development costs and has exclusive marketing rights, subject to a royalty. Cambridge NeuroScience has the right to co-promote the product in the United States.

      "If the trials of CERESTAT are successful, it will be a significant step forward in our ability to treat patients who have had a stroke or traumatic brain injury," said Joseph Martin, M.D., Ph.D., Professor of Neurology, Chancellor of the University of California San Francisco and a member of the Board of Directors of Cambridge NeuroScience. "This trial will give us important information regarding the ability of drugs of this type to reduce the devastating brain damage caused to patients who have suffered a stroke."

      Over 450 patients and volunteers have participated in CERESTAT clinical trials over the last three years, including more than 350 treated with CERESTAT. It is known that nerve cell death following a serious head injury or stroke is triggered by excessive glutamate released from damaged







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nerve terminals which stimulates the massive entry of calcium into nerve cells.
CERESTAT is designed to prevent nerve cell death and brain damage following head injury or stroke by preventing the excessive entry of calcium into nerve cells. There are approximately 500,000 victims of stroke in the United States annually.

      Recently, Genentech's Activase(2) received FDA approval for the treatment of patients with occlusive stroke, if they can be assessed by CT or MRI and treated within 3 hours of the stroke. Activase is a thrombolytic agent that can dissolve blood clots. Besides Activase, no other effective drug therapy is available to prevent the nerve cell damage that occurs subsequent to a stroke or traumatic brain injury. Boehringer Ingelheim and Cambridge NeuroScience believe that approval of Activase should result in increased awareness of the availability of stroke treatments and therefore result in a higher percentage of patients being eligible for all stroke clinical trials, including the CERESTAT trial.

      "The initiation of a second pivotal trial in less than six months is an impressive accomplishment," according to Elkan Gamzu, President and Chief Executive Officer of Cambridge NeuroScience. "I am very pleased that with our partner Boehringer Ingelheim, in the first half of the year, we have been able to start two trials that will involve more than 1,500 patients."

      According to Dr. Andreas Barner, Head of Corporate Medicine at Boehringer Ingelheim, "This achievement demonstrates that by working together the two companies have demonstrated considerable progress in the development of CERESTAT, both preclinically and clinically, and that the partnership with Cambridge NeuroScience adds value to our central nervous system research."

      Cambridge NeuroScience, Inc. is a leading neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing a number of products to treat stroke, traumatic brain injury and chronic neurodegenerative disorders such as neuropathies, multiple sclerosis and other degenerative diseases.

      Boehringer Ingelheim, with headquarters in Ingelheim, Germany, is an international R&D-oriented pharmaceutical company with total worldwide sales of
6.5 billion Deutschemarks ($4.4 billion U.S.). Boehringer Ingelheim spent 1.1 billion Deutschemarks ($750 million U.S.) last year on R&D, focusing on innovative products for the treatment of acute chronic conditions associated with respiratory, cardiovascular, CNS and gastrointestinal disorders. The headquarters for the U.S. operations, Boehringer Ingelheim Corporation, is located in Ridgefield, Connecticut.

      This press release contains forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the continued funding of the Company's development program from Boehringer Ingelheim under the Boehringer Ingelheim collaborative agreement, the rate of enrollment of patients in the Company's current and future clinical trials, and the acceptance by regulatory authorities of the Company's clinical trial outcomes as a basis for marketing approval.


(1)  CERESTAT is a registered trademark of Boehringer Ingelheim International
     GmbH.
(2)  Activase is a registered trademark of Genentech, Inc.
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